UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2025

The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware	001-38842	83-0940635
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(Address of Principal Executive Offices and Zip Code)

(818) 560-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DIS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events.

On January 6, 2025, The Walt Disney Company (“Disney” or the “Company”) issued a joint press release with FuboTV Inc. (“Fubo”) announcing that the Company has entered into a definitive agreement for Disney to combine the Hulu + Live TV business with Fubo (the “Transaction”). As further discussed in the press release, in addition to the Transaction, Fubo has settled all litigation with Disney and ESPN related to Venu Sports, the sports streaming platform planned by ESPN, FOX and Warner Bros. Discovery. Disney, Warner Bros. Discovery and FOX will make an aggregate $220 million cash settlement payment to Fubo at the signing of the Transaction. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference with the exception of the section under the heading “Further Information Relating to Fubo” which is not incorporated into this Current Report on Form 8-K and about which the Company disclaims any responsibility.

There is a risk that regulators or other third parties could bring legal actions which would prevent or delay the closing of the Transaction, which would trigger the termination fee described in the press release.  Further, although Fubo has agreed to settle its litigation, the launch of Venu Sports could be delayed or prevented, including by legal challenges from regulators or from third parties other than Fubo.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated January 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Jolene E. Negre
Jolene E. Negre
Deputy General Counsel – Securities Regulation, Governance & Secretary

Dated: January 6, 2025